Amendment to Pricing Supplement No. 2006 - MTNAA028, Subject to Completion, Dated January 26, 2006

(To Prospectus Dated May 3, 2005 and Prospectus Supplement Dated June 1, 2005)

Rule 424(b) (3)            File Nos. 333-122925 & 333-122925-01

$       principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series A

Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Callable Range Accrual Notes Due 2011

This is an amendment to the pricing supplement, subject to completion, dated January 26, 2006 (the “preliminary pricing supplement”), to the prospectus supplement dated June 1, 2005 and the prospectus dated May 3, 2005. This amendment should be read together with the preliminary pricing supplement, the prospectus supplement and the prospectus.

On page PS-5 of the preliminary pricing supplement, in the section entitled “Interest Accrual—Hypothetical Examples”, the dollar amounts listed in the final column entitled “Hypothetical Quarterly Interest Payment per $1,000” are incorrect. A revised table, including the correct dollar amounts for the “Hypothetical Quarterly Interest Payment per $1,000” column, is set forth below:

Total Accrual Days During Interest Calculation Period	Hypothetical Quarterly Interest Rate Accrued per Annum	Hypothetical Quarterly Interest Payment per $1,000
0 10 20 30 40 50 60 70 80 90	0.00% 0.67% 1.33% 2.00% 2.67% 3.33% 4.00% 4.67% 5.33% 6.00%	$ 0.00 $ 1.67 $ 3.33 $ 5.00 $ 6.67 $ 8.33 $ 10.00 $ 11.67 $ 13.33 $ 15.00

Citigroup

February 15, 2006